EXHIBIT 4.2

SECOND AMENDMENT

TO

SECURITY AGREEMENTS

THIS SECOND AMENDMENT TO SECURITY AGREEMENTS (this “Agreement”), is effective as of July 31, 2009, between Opexa Therapeutics, Inc., a Texas corporation (the “Company”), and the Investors on the signature pages hereto, and their respective successors and assigns (the “Investors”).

RECITALS

WHEREAS, the Company and certain of the Investors entered into that certain Security Agreement dated as of April 14, 2009 and the Company and certain Investors entered into that certain Security Agreement dated as of May 14, 2009 (each, a “Security Agreement” and collectively, the “Security Agreements”);

WHEREAS, the parties entered into a First Amendment to Promissory Note and Security Agreement dated June 19, 2009, pursuant to which each Security Agreement was amended as set forth therein, including providing that each of the Security Agreements may be amended by the written consent of the Company and Investors holding Notes representing a majority of the aggregate outstanding principal balance of the Notes related to such Security Agreement;

WHEREAS, the Company and the Investors now desire to further amend each of the Security Agreements as provided herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein, the parties hereto agree as follows:

1. Amendment of Section 3.8 of each Security Agreement.  Section 3.8 of each Security Agreement is hereby amended to read in its entirety as follows:

3.8 Exceptions. Notwithstanding the foregoing, Collateral shall not include (i) any equipment or fixtures subject to a lien in favor of Wells Fargo Bank, N.A. existing as of the date hereof and any equipment or fixtures acquired in the future and subject to a purchase lien, so long as such other liens are in effect, and (ii) the property described in Exhibit A hereto.

2. Addition of Exhibit A to each Security Agreement.  A new “Exhibit A” is hereby added to and made a part of each Security Agreement to read in its entirety the same as Exhibit A to this Agreement.

3. Amendment of UCC Filing.  Company (or any assignee of Company) may file any necessary documentation to amend any financing statement or other documents on file in any jurisdiction in connection with either Security Agreement and the security interests granted thereunder to reflect the exceptions referenced in Section 3.8 of the applicable Security Agreement (as amended hereby).

4. No Other Amendments.  This Amendment shall be construed as part of each Security Agreement.  Except as specifically amended herein, each Security Agreement shall remain in full force and effect.

5. Acknowledgment. The Investors party hereto agree and acknowledge that this Amendment operates to release certain collateral from the scope of the security interests granted under each of the Security Agreements, and further agree that no further security interest in such released collateral shall be retained by such Investors.

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The parties have executed this Agreement effective as of the date first written above.

COMPANY:

OPEXA THERAPEUTICS, INC.

By:	/s/ Neil K. Warma
Name:	Neil K. Warma
Title:	President and Chief Executive Officer

THE INVESTORS:

If Investor is a corporation, partnership, trust or other entity, enter the exact name as listed in the 10% Convertible Promissory Note:

By:
(Signature)
Print Name:
Title:
Date: